Exhibit 99.1

BIOLASE MAINTAINS MOMENTUM AND REPORTS NINTH CONSECUTIVE QUARTER OF YEAR-OVER-YEAR GROWTH; REITERATES FULL YEAR GUIDANCE OF AT LEAST 25% REVENUE GROWTH AND PROFITABILITY FOR FULL YEAR 2023

Educational and Training Programs Introducing Broader Community of Dentists to Experience Industry-Leading Dental Lasers for the First Time

LAKE FOREST, Calif., May 11, 2023 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced its financial results for the first quarter ended March 31, 2023.

First Quarter Financial Highlights

•
Reported revenue of $10.5 million, the ninth consecutive quarter of year-over-year growth
•
Increased international laser sales by 22% year over year
•
Record quarter in consumable sales, with U.S. consumable sales increasing 19% year over year, driven by increased procedures using BIOLASE laser systems
•
Generated increased adoption of its industry-leading laser, with approximately 58% of U.S. Waterlase sales coming from new customers and approximately 33% from dental specialists
•
Sales conversion success rate continued to rise in the first quarter, up more than 20% over the year-ago sales conversion success rate of the Company’s Waterlase Exclusive Trial Program

"Our results for the first quarter were largely in-line with our prior expectations that we discussed on our 2022 earnings call a couple of months ago, and it’s encouraging that we achieved another quarter of year-over-year growth despite the comparable periods being tougher,” commented John Beaver, President and Chief Executive Officer. “I believe the sales team’s enthusiasm, which is being felt throughout the organization, is a combination of our go-to-market initiatives and the positive response they are getting from the broader dental community – especially those new to our award-winning lasers. We believe the effort and investments we are making today will pay off in the coming quarters, as evidenced by the rising demand and the rising number of dentists that are attending our many training events and those benefitting from our novel educational programs. For example, the Waterlase Exclusive Trial Program is generating stellar results and we believe is creating a tailwind that gives us greater confidence that we can achieve our revenue growth and profitability outlook for the full year. In addition, our record quarter in consumable sales represents a historic shift in laser utilization, and further demonstrates the impact more frequent, higher quality training and pre-sale training programs such as WETP can have on our consumable business and achieving margin growth.”

First Quarter Financial Results

Net revenue for the quarter ended March 31, 2023 was $10.5 million, an increase of 3% compared to net revenue of $10.2 million for the quarter ended March 31, 2022. U.S. laser revenue was $3.5 million for the quarter ended March 31, 2023, a decrease of 14% compared to U.S. laser revenue of $4.0 million for the quarter ended March 31, 2022. U.S. consumables and other revenue for the quarter ended March 31, 2023, which consists of revenue from consumable products such as disposable tips, increased 19% year over year. International laser revenue was $2.8 million for the quarter ended March 31, 2023, up 22% compared to $2.3 million for the quarter ended March 31, 2022.

Gross margin for the quarter ended March 31, 2023 was 32% compared to 47% for the quarter ended March 31, 2022. The decrease in gross profit is primarily due to the impact of supply chain issues we have encountered requiring us to change to new suppliers, and the effect of an increase in the percentage of our revenue generated outside the U.S., where margins are lower than our U.S. business. Total operating expenses were $8.6 million for the quarter ended March 31, 2023, compared to $8.9 million for the quarter ended March 31, 2022, a 3% decrease year over year. Operating loss for the quarter ended March 31, 2023 was $5.3 million, compared to an operating loss of $4.2 million for the quarter ended March 31, 2022, an increase of 26% year over year.

The Company had cash and cash equivalents of approximately $6.5 million on March 31, 2023.

Net Loss and Adjusted EBITDA

The Non-GAAP Financial Measures at the end of this news release provides the details of the Company's non-GAAP disclosures and the reconciliation of GAAP net loss and net loss per share to the Company's adjusted EBITDA and adjusted EBITDA per share.

Net loss attributable to common stockholders for the quarter ended March 31, 2023 was $5.8 million, or $0.18 per share, compared to a net loss of $5.0 million, or $0.81 per share, for the quarter ended March 31, 2022. Adjusted EBITDA for the quarter ended March 31, 2023 was a loss of $4.4 million, or $0.14 per share, compared with an adjusted EBITDA loss of $3.9 million, or $0.64 per share, for the quarter ended March 31, 2022.

2023 Second Quarter and Full Year Financial Guidance

BIOLASE is anticipating second-quarter net revenue to grow at least 25% year over year. The Company is also reiterating its 2023 full-year revenue guidance for net revenue to increase at least 25% year over year and expects to achieve positive adjusted EBITDA results for the full year of 2023 (adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based and other non-cash compensation, and the change in allowance for doubtful accounts).

Conference Call Information

BIOLASE, Inc. will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the first quarter ended March 31, 2023, and to answer questions. To access the live call, dial 1-877-545-0523 (U.S.) or +1 973-528-0016 (International) and provide the following code: 180082.

A live and archived webcast of the conference call will be accessible on the BIOLASE Investor Relations page. In addition, a phone replay will be available approximately two hours following the end of the call, and it will remain available for one week. To access the call replay, dial 1-877-481-4010 or +1 919-882-2331 (International) and enter replay passcode: 48342.

About BIOLASE

BIOLASE is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine. BIOLASE's products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE's proprietary laser products incorporate approximately 266 actively patented and 25 patent-pending technologies designed to provide biologically and clinically superior performance with less pain and faster recovery times. BIOLASE's innovative products provide cutting-edge technology at competitive prices to deliver superior results for dentists and patients. BIOLASE's principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. From 1998 through December 31, 2022, BIOLASE has sold over 45,500 laser systems in over 80 countries around the world. Laser products under development address BIOLASE's core dental market and other adjacent medical and consumer applications.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc,

Instagram at www.instagram.com/waterlase_laserdentistry, and LinkedIn at www.linkedin.com/company/biolase.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements, regarding BIOLASE’s expected revenue and revenue growth. Forward-looking statements can be identified through the use of words such as “may,” “might,” “will,” “intend,” “should,” “could,” “can,” “would,” “continue,” “expect,” “believe,” “anticipate,” “estimate,” “predict,” “outlook,” “potential,” “plan,” “seek,” and similar expressions and variations or the negatives of these terms or other comparable terminology. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including, but not limited to, pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, substantial doubt regarding BIOLASE's ability to continue as a going concern, inability to raise additional capital on terms acceptable to BIOLASE and those other risks and uncertainties that are described in the "Risk Factors" section of BIOLASE's most recent annual report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

EVC Group LLC

Michael Polyviou / Todd Kehrli

(732) 933-2754

mpolyviou@evcgroup.com / tkehrli@evcgroup.com

Tables to Follow

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022
Net revenue	$10,467	$10,166
Cost of revenue	7,130	5,437
Gross profit	3,337	4,729
Operating expenses:
Sales and marketing	4,622	4,814
General and administrative	2,459	2,577
Engineering and development	1,547	1,544
Total operating expenses	8,628	8,935
Loss from operations	(5,291)	(4,206)
Gain (loss) on foreign currency transactions	20	(120)
Interest expense, net	(577)	(433)
Non-operating loss, net	(557)	(553)
Loss before income tax provision	(5,848)	(4,759)
Income tax provision	(1)	(17)
Net loss	(5,849)	(4,776)
Other comprehensive loss items:
Foreign currency translation adjustments	80	(41)
Comprehensive loss	$(5,769)	$(4,817)

Net loss	$(5,849)	$(4,776)
Deemed dividend on convertible preferred stock	—	(217)
Net loss attributable to common stockholders	$(5,849)	$(4,993)

Net loss per share attributable to common stockholders:
Basic and Diluted	$(0.18)	$(0.81)
Shares used in the calculation of net loss per share:
Basic and Diluted	32,806	6,159

BIOLASE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except per share data)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$6,532	$4,181
Accounts receivable, less allowance of $2,124 and $2,164 as of March 31, 2023 and December 31, 2022, respectively	5,158	5,841
Inventory	17,775	15,884
Prepaid expenses and other current assets	2,499	3,053
Total current assets	31,964	28,959
Property, plant, and equipment, net	4,719	4,278
Goodwill	2,926	2,926
Right of use asset	2,078	1,768
Other assets	257	255
Total assets	$41,944	$38,186
LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,540	$5,786
Accrued liabilities	7,977	9,210
Deferred revenue, current portion	2,082	2,111
Term loan, net of discount	1,400	700
Total current liabilities	18,999	17,807
Deferred revenue	355	418
Warranty accrual	426	360
Non current term loans, net of discount	12,496	13,091
Non current operating lease liability	1,432	1,259
Other liabilities	78	362
Total liabilities	33,786	33,297
Stockholders' equity:
Common stock, par value $0.001 per share	26	8
Additional paid-in capital	310,802	301,782
Accumulated other comprehensive loss	(653)	(733)
Accumulated deficit	(302,017)	(296,168)
Total stockholders' equity	8,158	4,889
Total liabilities, redeemable preferred stock and stockholders' equity	$41,944	$38,186

BIOLASE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(5,849)	$(4,776)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	149	117
Provision (recoveries) for bad debts	(17)	84
Provision for sales returns	—	60
Amortization of debt issuance costs	107	67
Stock-based compensation	691	209
Changes in operating assets and liabilities:
Accounts receivable	700	(1,085)
Inventory	(1,890)	(1,682)
Prepaid expenses and other current assets	240	(186)
Accounts payable and accrued liabilities	303	(986)
Deferred revenue	(92)	157
Net cash and cash equivalents used in operating activities	(5,658)	(8,021)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(587)	(304)
Net cash and cash equivalents used in investing activities	(587)	(304)
Cash Flows from Financing Activities:
Proceeds from the sale of common stock and pre-funded warrants	8,503	—
Proceeds from the exercise of common stock warrants	14	—
Net cash and cash equivalents provided by financing activities	8,517	—
Effect of exchange rate changes	79	(41)
(Decrease) increase in cash, cash equivalents and restricted cash	2,351	(8,366)
Cash, cash equivalents and restricted cash, beginning of period	4,181	30,175
Cash, cash equivalents and restricted cash, end of period	$6,532	$21,809
Supplemental cash flow disclosure:
Cash paid for interest	$470	$377
Cash received for interest	$2	$10
Cash paid (received) for income taxes	$(14)	$26
Cash paid for operating leases	$68	$66
Non-cash right-of-use assets obtained in exchange for lease obligation	$464	$444
Deemed dividend on preferred stock	$—	$217

Non-GAAP Financial Measures

In addition to the financial information prepared in conformity with generally accepted accounting principles in the U.S. (“GAAP”), this press release includes certain historical non-GAAP financial information. Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Adjusted EBITDA is defined as net loss before interest, taxes, depreciation and amortization, stock-based and other non-cash compensation, and the change in allowance for doubtful accounts. Management uses adjusted EBITDA in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.

Reconciliation of GAAP Net Loss to Adjusted EBITDA and

GAAP Net Loss Per Share to Adjusted EBITDA Per Share

(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2023	2022
GAAP net loss attributable to common stockholders	$(5,849)	$(4,993)
Deemed dividend on convertible preferred stock	—	217
GAAP net loss	$(5,849)	$(4,776)
Adjustments:
Interest expense, net	577	433
Income tax provision	1	17
Depreciation and amortization	149	117
Change in allowance for doubtful accounts	(17)	84
Stock-based and other non-cash compensation	691	209
Adjusted EBITDA	$(4,448)	$(3,916)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.18)	$(0.81)
Deemed dividend on convertible preferred stock	—	0.04
GAAP net loss per share, basic and diluted	$(0.18)	$(0.77)
Adjustments:
Interest expense, net	0.02	0.07
Income tax provision	—	—
Depreciation and amortization	—	0.02
Change in allowance for doubtful accounts	—	0.01
Stock-based and other non-cash compensation	0.02	0.03
Adjusted EBITDA per share, basic and diluted	$(0.14)	$(0.64)